UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2006
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Winstead Drive, Cary NC	27513
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (919) 297-1600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 13, 2006, the Compensation and Benefits Committee (“Committee”) of the Board of Directors (“Board”) of R.H. Donnelley Corporation (“Company”) modified an aspect of the annual incentive program (“AIP”) for fiscal year 2006 applicable to the Company’s Named Executive Officers under the Company’s 2005 Stock Award and Incentive Plan (“Plan”). The initial terms and conditions (including performance targets) of the AIP had been established by the Committee on February 20, 2006. The performance targets themselves have not been and are not being materially modified by the Committee. The plan provided the Committee with discretion to make this modification.
As originally established in February 2006, a portion of each AIP award for fiscal year 2006 was payable in cash in March 2007, and a portion of each such award was payable in deferred shares. The number of deferred shares to be issued would be based upon the average of the high and low sales price of the Company’s common stock during the ten trading days following approval of the annual incentive payments by the Compensation and Benefits Committee in February 2007. Under the terms of the deferred shares, stock certificates evidencing the shares would have been issued in two equal installments as of the first two anniversaries of the date of issuance of the deferred shares. Each Named Executive Officer had a varying portion of their total AIP award payable in deferred stock — specifically, 30% for Mr. Swanson, 25% for Messrs. McDonald and Blondy, and 15% for Messrs. Bednarz and Bush.
In light of concerns related to meeting certain run rate limitations for 2007 under the Plan due to the dramatic change in the scope of the Company following the Dex Media merger, the Committee modified each AIP award to eliminate the deferred share aspect of each AIP award and instead made such portion of each AIP award payable in cash in March 2007.
The Committee carefully considered these share availability concerns in the broader context of the Company’s executive compensation program, particularly the Committee’s original objectives for the deferred share portion of the award. Because the Named Executive Officers easily satisfy their share ownership guidelines — which had been one of the fundamental objectives of the deferred share portion of the AIP awards when it was originally instituted in 2003 — and because the Committee found there to be sufficient other incentives for management retention and shareholder value creation in the total executive compensation program, the Committee determined it was in the Company’s best interests to so modify the AIP awards.
Since fiscal year 2006 has not yet ended and the Committee has not yet approved final results, it is not possible to quantify the impact of this award modification at this time. Assuming target performance, this modification to each AIP award would increase cash compensation in 2007 (with respect to 2006 performance) by the following approximate amounts: Mr. Swanson: $255,000, Mr. McDonald: $150,000, Mr. Blondy: $112,500, Mr. Bush: $52,500, and Mr. Bednarz: $37,500.
The Committee also granted restricted performance share awards to Messrs. Swanson, McDonald and Blondy. This special grant was made to retain the Company’s most senior management and to motivate and reward the future growth of the Company and the creation of stockholder value, as well as to recognize their leadership and valued contributions to the Company’s continued success, particularly in light of the effort required to acquire Dex and integrate its operations over the past year. Mr. Swanson was granted 26,388 shares, Mr. McDonald was granted 16,492 shares, and Mr. Blondy was granted 11,133 shares. Each grant is in the form of performance restricted shares (stock units), which will be earned (subject to service requirements) at any time prior to December 13, 2009 that the Company’s stock price is or exceeds $65.00 per share (based on the average of the high and low) for 20 consecutive trading days. Any shares earned will then be issued on December 13, 2009, provided that certain service requirements have been met at that time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation
By:	/s/ Robert J. Bush
Robert J. Bush
Senior Vice President, General Counsel & Corporate Secretary

Date: December 18, 2006

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